UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Juris-diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2006, the Compensation Committee of the Board of Directors of Icagen, Inc. (the “Company”) approved an employee retention program with the objective of revitalizing the incentive value of the stock options held by the Company’s employees. The employee retention program is comprised of two components: stock option grants to Company employees holding outstanding stock options having an exercise price of $2.00 or greater (the “Retention Grant Program”), and offers to eligible Company management employees, whereby such employees could surrender certain outstanding stock options (the “Old Options”) issued under the Company’s 2004 Stock Incentive Plan (the “Stock Plan”) in exchange for a reduced number of new options (the “New Options”) (the “Option Exchange Program”).

Pursuant to the Retention Grant Program, the Company granted to substantially all employees, including the Company’s executive officers, additional stock options for common stock equivalent to two shares of common stock for every three shares of common stock covered by certain outstanding options having an exercise price of $2.00 or greater, with the number of shares issuable upon exercise of each new option rounded to the nearest share. The new options were granted at the exercise price of $0.87, equal to the closing price of the Company’s common stock on The Nasdaq Global Market on September 27, 2006, the date on which the options were granted.

Pursuant to the Option Exchange Program, the Company offered each eligible management employee, including the Company’s executive officers, the opportunity to exchange Old Options for New Options at a rate of two shares of common stock for every three shares issuable upon the exercise of an Old Option, rounded to the nearest share. Old Options eligible for the Option Exchange Program were excluded from the Retention Grant Program. The Company granted New Options at the exercise price of $0.90, equal to the closing price of the Company’s common stock on The Nasdaq Global Market on September 28, 2006, the date on which the eligible management employees elected to exchange their options and the New Options were granted.

Pursuant to the Retention Grant Program and the Option Exchange Program, the Compensation Committee authorized the grant of stock options for the purchase of up to approximately 1,800,000 shares of the Company’s common stock. After giving effect to the cancellation of certain stock options held by management employees for the purchase of approximately 650,000 shares of common stock pursuant to the Option Exchange Program, shares of the Company’s common stock issuable pursuant to stock options increased by approximately 1,150,000 shares as a result of these programs.

All options granted pursuant to the Retention Grant Program and the Option Exchange Program were granted pursuant to the terms of the Stock Plan, with each option vesting as to 25% of the shares covered thereby on the date that is six months after the grant date; an additional 25% of the shares on the date that is twelve months after the grant date; an additional 17% of the shares on the date that is eighteen months after the grant date; an additional 17% of the shares covered thereby on the date that is twenty-four months after the grant date; and the remaining 16% of the shares on the date that is thirty months after the grant date.

The table below sets forth the number of shares granted to each executive officer of the Company under the Retention Grant Program, the number of Old Options that the officer elected to surrender pursuant to the Option Exchange Program and the number of New Options granted to the officer in exchange for such Old Options:

Executive Officer	Retention Grant Program		Option Exchange Program
	Shares	Price	Old Options Surrendered		New Options Granted
			Shares	Price	Shares	Price
P. Kay Wagoner	116,667	$0.87	75,000	$6.74	50,000	$0.90
			31,250	6.00	20,833	0.90
Richard D. Katz	254,814	0.87	40,000	6.74	26,666	0.90
Edward P. Gray	100,000	0.87	50,000	6.74	33,334	0.90
			20,000	6.00	13,333	0.90
Seth V. Hetherington	—	—	210,000	5.50	140,001	0.90

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: October 3, 2006	By:	/s/ Richard D. Katz
Richard D. Katz
Senior Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer